Exhibit 2.2

AMENDMENT TO DISTRIBUTION AGREEMENT

This AMENDMENT TO DISTRIBUTION AGREEMENT (this “Amendment”), dated as of August 4, 2005, by and between FORTUNE BRANDS, INC., a Delaware corporation (“Fortune”), and ACCO WORLD CORPORATION, a Delaware corporation (“ACCO”), is entered into to amend the Distribution Agreement, dated as of March 15, 2005, by and between Fortune and ACCO (the “Agreement”) in the following particulars only:

WITNESSETH:

WHEREAS, Fortune and ACCO desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants hereinafter contained, the parties hereby agree as follows:

1. Definitions. Capitalized terms used in this Amendment and defined in the Agreement shall have the meanings ascribed to such terms in the Agreement, as amended hereby.

2. Amendment of Section 1.01. Section 1.01 of the Agreement is hereby amended as follows:

(a) The definition of the term “ACCO Cash” is amended by deleting the phrase “the day immediately preceding” from the fourth line thereof.

(b) The definition of the term “ACCO Option Dilution Amount” is hereby deleted and restated in its entirety as follows:

“‘ACCO Option Dilution Amount’ means the amount of dilution of ACCO Common Stock that would be attributed to Fortune Converted Options, calculated according to the treasury method and using an implied price for ACCO Common Stock equal to the GBC/ACCO Implied Market Price and assuming the conversion of all Fortune Options into Fortune Converted Options in accordance with Section 2.7 of the Merger Agreement, it being understood that, in accordance with the treasury method, no dilution shall be attributable to Fortune Converted Options that, based on the foregoing assumptions, will have an exercise price that is greater than or equal to the GBC/ACCO Implied Market Price.”

(c) The definition of the term “Distribution Date Intercompany Loan Balance” is hereby deleted and restated in its entirety as follows:

“‘Distribution Date Intercompany Loan Balance’ means the net sum of the aggregate amounts outstanding and owed by the Fortune Group to the ACCO Group or the ACCO Group to the Fortune Group under intercompany cash management loan accounts between Fortune and its Subsidiaries, on one hand, and ACCO and its Subsidiaries, on the other hand, immediately prior to cancellation thereof pursuant to clause (A) and clause (B) of Section 2.04(b)(i).”

(d) The definition of the term “GBC Fully Diluted Shares” is hereby deleted and restated in its entirety as follows:

“‘GBC Fully Diluted Shares’ means the number of fully diluted shares of GBC Common Stock outstanding at the Effective Time (including in respect of GBC Class B Common Stock, options to purchase GBC Common Stock and GBC Restricted Stock Units (each as defined in the Merger Agreement)), calculated according to the treasury method and using an implied price for GBC Common Stock equal to the GBC/ACCO Implied Market Price, it being understood that, in accordance with the treasury method, no dilution shall be attributable to options to purchase GBC Common Stock that have an exercise price that is greater than or equal to the GBC/ACCO Implied Market Price.”

(e) The definition of the term “Record Date” is hereby deleted and restated in its entirety as follows:

“‘Record Date’ means the close of business on the date to be determined by the Fortune Board as the record date for determining stockholders of Fortune entitled to receive the Distribution.”

(f) The definition of the term “Signing Date Intercompany Loan Balance” is amended by deleting the phrase “the day immediately preceding” from the third line thereof.

3. Amendment of Section 2.02. The first sentence of Section 2.02 of the Agreement is hereby amended by deleting the word “immediately” therefrom.

4. Amendment of Section 2.04. Section 2.04 of the Agreement is hereby amended as follows:

(a) Section 2.04(b)(i) of the Agreement is hereby deleted and restated in its entirety as follows:

“(i) (A) On a date preceding the Distribution Date to be determined by Fortune, all intercompany cash management loan balances between Fortune and its Subsidiaries, on one hand, and ACCO and its Subsidiaries, on the other hand, shall be canceled, and (B) effective immediately prior to the Time of Distribution, all intercompany cash management loan balances between Fortune and its Subsidiaries, on one hand, and ACCO and its Subsidiaries, on the other hand, that have accrued since the time of such previous cancellation shall be canceled, in each case, subject to any payments that may be required pursuant to this Section 2.04(b).”

(b) Section 2.04(b)(iv) of the Agreement is hereby deleted and restated in its entirety as follows:

“(iv) ACCO and Fortune acknowledge that the provisions of this Section 2.04(b) are intended to implement the agreement of the parties that (A) cash generated by the ACCO Group on and prior to the date hereof is for the benefit of ACCO’s stockholders as of the date hereof and (B) cash generated by the ACCO Group following the date hereof through the Time of Distribution is for the benefit of ACCO and ACCO’s stockholders following the Distribution. Liability for taxes in respect of cash and earnings of ACCO during each such period is addressed in the Fortune/ACCO Tax Allocation Agreement. ACCO and Fortune further acknowledge that prior to the Time of Distribution they may cause ACCO Cash (including ACCO Cash held by non-US Subsidiaries of ACCO) to be transferred to Fortune provided that applicable intercompany cash management loan accounts between Fortune and its Subsidiaries, on one hand, and ACCO and its Subsidiaries, on the other hand, are adjusted accordingly.”

5. Amendment of Section 2.07. Section 2.07 of the Agreement is hereby amended by deleting the phrase “the day immediately preceding” from the last line thereof.

6. Interpretation. The Agreement shall not be amended or otherwise modified hereby except as set forth in Sections 2 through 5 of this Amendment. Except as expressly amended by Sections 2 through 5 of this Amendment, the Agreement shall remain in full force and effect. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the provisions of this Amendment shall prevail and control.

7. Reference to the Agreement. On and after the date hereof, each reference in the Agreement to “this Agreement”, “hereof”, “herein”, “herewith”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any such instrument or document to be deemed to be a reference to the Agreement as amended hereby.

8. Counterparts. This Amendment may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same amendment.

9. Governing Law. This Amendment will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

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IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

FORTUNE BRANDS, INC.

By:	/s/ MARK A. ROCHE
	Name:	Mark A. Roche
	Title:	Senior Vice President, General Counsel and Secretary

ACCO WORLD CORPORATION

By:	/s/ NEAL V. FENWICK
	Name:	Neal V. Fenwick
	Title:	Executive Vice President - Finance and Administration

Consented to, acknowledged and agreed pursuant to Section 7.07 of the Agreement:

GENERAL BINDING CORPORATION

By	/S/ STEVEN RUBIN
	Name:	Steven Rubin
	Title:	Vice President, Secretary and General Counsel

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